UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2025
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CIPHER MINING INC.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-39625	85-1614529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Vanderbilt Avenue
Floor 54
New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (332) 262-2300
N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CIFR	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per whole share	CIFRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Edward Farrell as Chief Financial Officer
On October 6, 2025, Edward Farrell, Chief Financial Officer of Cipher Mining Inc. (the “Company” or “Cipher”), notified the Company that he has decided to retire, effective October 14, 2025. Until that date, Mr. Farrell will remain Cipher’s Chief Financial Officer, and he will continue to serve in an advisory capacity thereafter through April 17, 2026 (the “Consulting Period”) to support continuity and a smooth transition.
On October 6, 2025, Mr. Farrell and Cipher entered into an advisory agreement (the “Advisory Agreement”) governing the terms of his remaining period of service to Cipher. In exchange for advisory services and a general release of all claims in favor of Cipher, during the Consulting Period, Mr. Farrell will continue to receive his base salary at his current rate and continued health insurance coverage at the sole expense of the Company, and his outstanding equity awards will continue to vest in accordance with their terms. Any unvested restricted stock units or performance-based restricted stock units that have been earned based on the Company’s actual performance will accelerate and become fully vested on the last day of the Consulting Period.
This description of the Advisory Agreement is qualified in its entirety by reference to the full text of the Advisory Agreement. A copy of the Advisory Agreement is expected to be filed as an exhibit to Cipher’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025.

Appointment of Gregory Mumford as Chief Financial Officer
On October 6, 2025, Cipher announced the appointment of Gregory Mumford as Cipher’s Chief Financial Officer, effective October 14, 2025. Mr. Mumford will succeed Mr. Farrell following Mr. Farrell’s retirement.
Mr. Mumford, age 32, has over a decade of experience in financial services, credit, and capital markets, including serving as Director and a leader in the Digital Assets & Infrastructure group in Keefe, Bruyette & Woods’ Investment Banking division from December 2019 through September 2025. During his tenure at KBW and its affiliated entities, he advised on a broad range of M&A and capital markets activity with a focus on digital infrastructure and industrials. Mr. Mumford was recognized not only for his contributions to his team and clients, but also for his leadership throughout the broader organization, serving key roles in the firm’s recruitment and training programs. Prior to joining KBW, Mr. Mumford held various roles at one of Canada’s largest banks in their commercial and corporate banking group.
On October 6, 2025, Mr. Mumford and Cipher entered into an employment agreement (the “Mumford Employment Agreement”) governing the terms of his service as Cipher’s Chief Financial Officer. Pursuant to the Mumford Employment Agreement, beginning on October 14, 2025, Mr. Mumford will receive a base salary of $500,000 per year and discretionary annual cash performance bonus under the applicable Company bonus plan or program, prorated for the partial service for the 2025 fiscal year. Mr. Mumford will also be eligible to participate in and receive equity awards pursuant to Cipher’s 2021 Incentive Award Plan at the discretion of the Compensation Committee of the Company’s Board of Directors.
In addition, Mr. Mumford will receive a sign-on equity award of 375,000 restricted stock units, which will vest in equal annual installments over a three-year period. Cipher will also enter into Cipher’s standard indemnification agreement in favor of Mr. Mumford.
If Mr. Mumford is terminated without cause or resign for good reason, subject to Mr. Mumford’s execution and non-revocation of a release of claims, Cipher will continue to pay his base salary and provide subsidized continued healthcare coverage for Mr. Mumford and his eligible dependents for 12 months following the termination. The severance benefits provided under the Mumford Employment Agreement are consistent with those provided to Cipher’s other executive officers.
Mr. Mumford has no family relationships with any of Cipher’s directors or executive officers, and has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
This description of the Mumford Employment Agreement is qualified in its entirety by reference to the full text of the Mumford Employment Agreement, which is expected to be filed as an exhibit to Cipher’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025.

Item 7.01 Regulation FD Disclosure.
On October 6, 2025, Cipher issued a press release regarding Mr. Farrell’s retirement and Mr. Mumford’s appointment, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K

Item 9.01 Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description
99.1	Press Release of the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cipher Mining Inc.

Date:	10/6/2025	By:	/s/ Tyler Page
Tyler Page Chief Executive Officer